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       determining the Reference Leverage Ratio, Consolidated Net Income shall exclude the income (or loss) of such transferred assets (or transferred Subsidiary) accrued during such period prior to the date of such disposition. In making the computations contemplated by the foregoing proviso, the Company may make appropriate pro forma adjustments to reflect cost savings and other transaction-related items so long as all such adjustments are reasonably acceptable to the Agent.

           Period                          Ratio
           ------                          -----
           Initial Closing Date through September 29, 2000.................5.00x

           September 30, 2000 through December 30, 2000....................4.50x

           December 31, 2000 through June 29, 2001.........................4.00x

           June 30, 2001 through December 30, 2001.........................3 50x

           December 31, 2001 through December 30, 2002.....................3.00x

           December 31, 2002 through December 30, 2003.....................2.50x

           After December 30, 2003.........................................2.00x

              6.5.2 Consolidated EBITDA to Consolidated Interest Expense. For each period of four consecutive fiscal quarters of the Company, the ratio of Consolidated EBITDA to Total Interest Expense shall equal or exceed the ratio set forth in the table below.

           Period                          Ratio
           ------                          -----

           Initial Closing Date through December 30, 2000..................1.75x

           December 31, 2000 through September 29, 2001....................2.00x

           September 30, 2001 through September 29, 2002...................2.25x

           After September 29, 2002........................................2.50x

              6.5.3 Consolidated EBITDA to Consolidated Fixed Charges. For each period of four consecutive fiscal quarters of the Company, Consolidated

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